Exhibit 99.1

PARKER DRILLING COMPANY

UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL INFORMATION

On April 22, 2013, Parker Drilling Company (“Parker Drilling”) and two of its wholly-owned subsidiaries, Parker Drilling Offshore Corporation (“Parker Offshore”) and PD International Holdings C.V. (“PD International” and, together with Parker Drilling and Parker Offshore, the “Parker Parties”), entered into a Sale and Purchase Agreement (the “Agreement”) with ITS Tubular Service (Holdings) Limited (“ITS Holdings”), a company organized under the laws of Scotland and in administration proceedings under the laws thereof (the “Seller”), Ian David Green, John Bruce Cartwright and Graham Douglas Frost, each of PricewaterhouseCoopers LLP, as joint administrators of the Seller, and ITS Holdings, Inc., an indirect subsidiary of the Seller. Pursuant to the Agreement, Parker Drilling acquired International Tubular Services Limited and certain of its affiliates (collectively, “ITS”) and other related assets held by the Seller (the “Acquisition”) for an initial purchase price of $101.0 million paid at the closing of the Acquisition. An additional $24.0 million was deposited into an escrow account which is payable to the seller or to us, as the case may be, in accordance with the Agreement. As of December 31, 2013, $5.0 million of the escrow funds had been released to the seller. The Acquisition closed simultaneously with the execution of the Agreement. The following unaudited pro forma condensed consolidated financial information and related notes give effect to the Acquisition and related transactions and financing and should be read in conjunction with the annual consolidated financial information of Parker Drilling, as well as the historical annual financial information of ITS Holdings, including the respective notes thereto, flied with this offering memorandum. The unaudited pro forma condensed consolidated financial information gives effect to the Acquisition in accordance with the acquisition method of accounting. We believe all significant adjustments necessary to reflect the effects of the Acquisition and related transactions and financing have been made.

The unaudited pro forma condensed consolidated financial information does not reflect synergies expected from the combination of the two entities. The unaudited pro forma condensed consolidated financial information is presented for informational purposes only and is not necessarily indicative of what the actual consolidated financial position or results of operations of Parker Drilling and ITS would have been as of and for the periods presented, nor does it purport to represent the future results of operations of Parker Drilling and ITS.

Below is the unaudited pro forma condensed consolidated financial information and related notes thereto which give effect to the Acquisition and related transactions and financing. The following unaudited pro forma condensed consolidated financial information sets forth:

(i) The historical financial information for the year ended December 31, 2013, as derived from the audited financial statements of Parker Drilling;

(ii) Adjustments to conform the presentation of ITS Holdings financial information to be consistent with that of Parker Drilling, including adjustments to conform to ITS Holdings’ historical presentation in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), to U.S. generally accepted accounting principles (“U.S. GAAP”);

(iii) Adjustments to remove specific entities and geographical operations that were not acquired by Parker Drilling; and

(iv) Pro forma adjustments giving effect to the Acquisition and related transactions and financing, as if such transactions had been completed as of January 1, 2013 for purposes of the unaudited pro forma condensed consolidated statements of operations. The pro forma adjustments made are (1) directly attributable to the Acquisition, (2) factually supportable, and expected to have a continuing impact on the consolidated results.

PARKER DRILLING COMPANY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2013

(Dollars in Thousands, Except Per Share and Weighted Average Shares Outstanding)

	Parker Drilling Historical	ITS IFRS Historical(1)	IFRS to U.S. GAAP Adjustments(2)		Pro Forma Adjustments(3)		Pro Forma Consolidated
Revenues	$874,172	$40,820	—		$—		$914,992
Expenses:
Operating expenses	571,672	32,410	—		—		604,082
Depreciation and amortization	134,053	6,012	—		(2,297)	5(b)(c)	137,768

	705,725	38,422	—		(2,297)		741,850

Total operating gross margin	168,447	2,398	—		2,297		173,142

General and administration expense	(68,025)	—	—		22,530	5(a)	(45,495)
Impairments and restructuring charges	—	(43)	(181)	2(a)	—		(224)
Provisions for reduction in carrying value of certain assets	(2,544)	—	—		—		(2,544)
Gain (loss) on disposition of assets, net	3,994	(114)	—		—		3,880

Total operating income (loss)	101,872	2,241	(181)		24,827		128,759

Other income and (expense):
Interest expense, net	(45,370)	(1,427)	1,299	2(b)	(3,019)	5(d)	(48,517)
Loss on extinguishment of debt	(5,218)	—	—		—		(5,218)
Change in fair value of derivative positions	53	—	—		—		53
Other	1,450	139	—		—		1,589

Total other income and (expense)	(49,085)	(1,288)	1,299		(3,019)		(52,093)

Income (loss) before income taxes	52,787	953	1,118		21,808		76,666
Income tax expense (benefit)	25,608	642	—		4,751	5(e)	31,001

Income (loss) from continuing operations	$27,179	$311	$1,118		$17,057		$45,665

Basic Earnings (loss) per share:	$0.23						$0.38
Diluted Earnings (loss) per share:	$0.22						$0.38
Weighted Average Shares Outstanding
Basic	119,284,468						119,284,468
Diluted	121,224,550						121,224,550

(1)	ITS IFRS Historical financial information includes the historical financial information of ITS Holdings prior to acquisition by Parker Drilling, adjusted for ITS Holdings’ entities not acquired by Parker Drilling in the Acquisition.
(2)	See note 2 in the accompanying notes for discussion of adjustments related to conversion of IFRS to U.S. GAAP.
(3)	See note 5 in the accompanying notes for discussion of pro forma adjustments.

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed consolidated statements of operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

1.	Basis of Presentation

The accompanying unaudited pro forma condensed consolidated financial information presents the pro forma results of operations of Parker Drilling and ITS on a consolidated basis based on the historical financial information of each company after giving effect to the Acquisition, related transactions and transaction specific financing, as well as pro forma adjustments. The unaudited pro forma condensed consolidated financial information was prepared in accordance with Securities and Exchange Commission Regulation S-X Article 11, using the acquisition method of accounting.

Financial Accounting Standards Board (“FASB”)’s Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”), requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values, as determined in accordance with ASC 820, Fair Value Measurements, as of the acquisition date. In addition, the applicable accounting literature requires that consideration transferred be measured at the closing date of the asset acquisition.

Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded as of the completion of the acquisition, primarily at their respective fair values and added to those of Parker Drilling. The results of operations of ITS are reflected in the reported results of operations of Parker Drilling from the date of acquisition but Parker Drilling’s financial statements will not be retroactively restated to reflect the historical financial position or results of operations of ITS.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2013 is presented “as if” the Acquisition had occurred on January 1, 2013.

Acquisition-related transaction costs (i.e., advisory, legal, valuation, and other professional fees) and certain acquisition-related restructuring charges impacting ITS are expensed in the period in which the costs are incurred. Total advisory, legal, regulatory, and valuation costs incurred by Parker Drilling in connection with the Acquisition were approximately $22.5 million and are not reflected in the pro forma condensed consolidated statement of operations because they will not have a continuing impact.

2.	Adjustments to ITS Holdings’ Financial Statements to Reconcile to U.S. GAAP

ITS Holdings’ financial statements were prepared in accordance with IFRS, as issued by IASB, which differ in certain respects from U.S. GAAP. Adjustments have been made with respect to the following items to reconcile ITS Holdings’ historical IFRS financial information to U.S. GAAP for the purposes of the pro forma presentation. Significant adjustments include:

(a) Restructuring Provision — Under IFRS, a provision was made for certain restructuring costs relating to ITS Holdings winding down its business in Iran. Under U.S. GAAP, these costs are recognized in the period in which they are incurred as they do not meet the criteria to recognize a liability. Of these costs, $0.2 million were incurred between January 1, 2013 and April 21, 2013 for which the adjustment is recorded in the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2013 to reverse $0.2 million recognized under IFRS of restructuring liabilities.

(b) Interest expense has been adjusted to reflect (1) Deferred financing costs — the amortization method applied by ITS Holdings differs from that of Parker Drilling. Under IFRS, the effective interest method was applied, while under U.S. GAAP, the deferred financing costs relating to the ITS Holdings revolver, are amortized on a straight line basis; and (2) A Ordinary Shares — ITS Holdings had issued a class of share capital, the A Ordinary shares, which carried an entitlement to a fixed cumulative preferential dividend and could have been redeemed at certain times at the option of the shareholder. Under IFRS, such shares were classified as a compound instrument at inception, recognizing both a debt and equity component to the instrument. Related financing costs were offset against the fair value of the debt, which was then being amortized back to the redeemable value of the instrument. Any related dividends were treated as interest. Interest expense for the year ended December 31, 2013 was reduced as the fixed cumulative preferential dividend is treated as a dividend under U.S. GAAP.

The interest expense adjustments to reflect the decrease in interest expense resulting from the paragraphs above was:

For the year ended December 31, 2013
Adjustment (1) — Deferred financing costs	$(199)
Adjustment (2) — A Ordinary shares	1,498
Total impact to Interest expense, net	$1,299

3.	Adjustments for ITS Entities and Operations Not Acquired

The Parker Parties did not acquire certain entities or geographic operations of ITS Holdings reflected in the historical financial information of ITS Holdings. These entities or operations were related to the operations in Iran, Sudan, Peru, Ecuador, Venezuela, Pakistan, Cyprus, Spain, and Brazil, and certain non-core operations in the U.S. that were sold as part of another transaction prior to the Acquisition. The UK holding company that held ITS Holdings’ capital shares, debt and debt related accounts was also not acquired. Accordingly, adjustments have been made to remove the results of operations, as well as impairment and restructuring charges, attributable to these entities so as to reflect only the operations assumed by Parker Drilling. Adjustments are included in the “ITS IFRS Historical” column in the Unaudited Pro Forma Condensed Consolidated Statements of Operations for the Year ended December 31, 2013.

4.	Purchase Price Allocation

The total purchase price of the acquisition was $125.0 million. The purchase consideration was comprised of $101.0 million of cash paid at closing and $24.0 million of cash deposited in escrow. The total purchase consideration of $125.0 million was allocated to the net tangible and intangible assets acquired and liabilities assumed in the ITS Acquisition based on their estimated fair values. As of March 31, 2014 we finalized the determination of the fair values of the assets acquired and liabilities assumed. The information below represents the final purchase price allocation of ITS (in thousands):

Cash paid to, or on behalf of, ITS and its equity holders	$101,000
Cash deposited in escrow	19,000
Fair value of contingent consideration deposited in escrow for assets not acquired(1)	5,000
Total purchase consideration	125,000
Working capital excluding Rig material and supplies	20,589
Rig material and supplies	11,514
Property, plant and equipment, net	72,935
Investment in joint venture	4,134
Other noncurrent assets	2,818
Total tangible assets	111,990
Deferred income tax assets	11,862
Intangible assets	8,500
Total assets acquired	$132,352
Less: Other liabilities assumed	(211)
Less: Non-current deferred income tax liabilities	(2,796)
Net assets acquired	$129,345
Less: Noncontrolling interest	(4,345)
Goodwill	$—

(l)	Based on the terms of the Agreement, $5.0 million of the $24.0 million in escrow to be paid to the seller is contingent upon certain future liabilities that could become due by ITS in certain jurisdictions. Any payments in relation to these liabilities will be deducted from the $5.0 million escrow amount and the net balance of the escrow will be paid to the seller. We estimate that the entire $5.0 million in escrow will be paid to the seller, and therefore, the estimated fair value of the consideration in escrow related to these liabilities is $5.0 million. Any changes to the fair value of the contingent consideration in the future of less than $5.0 million will result in recording a receivable from escrow. The receivable will be recorded at fair value. As of December 31, 2013, the fair value of the receivable was $0.0 million.

5.	Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed consolidated statement of operations take into consideration the final purchase price allocation and are as follows:

(a) Reversal of professional fees and other non-recurring transaction costs incurred associated with the Acquisition of approximately $22.5 million recorded in the historical statement of operations of Parker Drilling for the year ended December 31, 2013.

(b) Reduction in depreciation expense of $3.2 million for the period from January 1, 2013 to April 21, 2013 resulting from the purchase price adjustment to property, plant and equipment. The depreciation expense was calculated based on the final fair value of ITS’ fixed assets at acquisition using estimated average remaining useful lives consistent with Parker Drilling’s policies. Depreciable lives for different categories of property, plant and equipment are as follows:

Land drilling equipment	3 to 20 years
Barge drilling equipment	3 to 20 years
Drill pipe, rental tools and other	4 to 7 years
Buildings and improvements	15 to 30 years

(c) Recording amortization expense on the final fair value of ITS’ intangible assets in the amount of $0.9 million for the period from January 1, 2013 to April 21, 2013 at acquisition using an estimated average remaining useful life of 3 years.

(d) Recording estimated interest expense of $2.8 million for the period from January 1, 2013 to April 21, 2013 on new long-term unsecured borrowings, related to the Acquisition, of $125.0 million at an average interest rate of 6.5 percent and associated estimated amortization of deferred financing cost of $0.2 million for the year ended December 31, 2013.

(e) Includes adjustment of income taxes for the items described in notes (a) through (d), above, using an estimated aggregate of statutory income tax rate of the jurisdictions for which the above adjustments relate. Using this method, the estimated aggregate income tax rate used is 35 percent for the period from January 1, 2013 to April 21, 2013.